750 Route 202 South, Suite 600, Bridgewater, NJ 08807

Synchronoss Technologies Motion to Dismiss
Granted in Securities Class Action

PRESS RELEASE:

BRIDGEWATER, NJ – April 9, 2010 – Synchronoss Technologies, Inc. (NASDAQ: SNCR), the leading global provider of on-demand transaction management software platforms, today announced that the U.S. District Court for the District of New Jersey has granted Synchronoss’ motion to dismiss the purported consolidated securities class action complaint filed against Synchronoss and certain of its officers. The lawsuit had alleged violations of the Securities Exchange Act of 1934 primarily based on statements concerning the Company’s financial and business prospects. In its Order dated April 7, 2010, the Court dismissed, without prejudice, all claims against all defendants.

“Unfortunately, many public companies are too often faced with lawsuits that have no factual or legal merit, driven by certain individuals looking to profit at shareholders’ expense,” said Stephen G. Waldis, Chief Executive Officer and President, Synchronoss Technologies, Inc.

“We are gratified with the court’s decision to dismiss this case at the outset, as it should never have been brought in the first place,” said Jordan Hershman of Bingham McCutchen, lead counsel for Synchronoss.

About Synchronoss Technologies, Inc.
Synchronoss Technologies (NASDAQ: SNCR) is the leading global provider of on-demand transaction management technology.  Synchronoss’ software platforms automate subscriber activation, order management and service provisioning for all connected-devices, across any communication service, from any channel. The company’s ConvergenceNow®, ConvergenceNow® Plus+™ and InterconnectNow™ technology platforms automate a wide variety of transactions across multiple delivery channels and networks, enabling telecommunication service providers, cable operators, retailers/ e-tailers and OEMs to accelerate and monetize their go-to-market with connected-devices while addressing back-office fragmentation, and delivering an improved customer experience at lower costs. For the latest insight and perspective on connected devices, visit our blog at blog.synchronoss.com and Web site at www.synchronoss.com.

The Synchronoss logo, Synchronoss, ConvergenceNow, InterConnectNow and ConvergenceNow Plus+ are trademarks of Synchronoss Technologies, Inc. All other trademarks are property of their respective owners.

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Source: Synchronoss Technologies, Inc.
Contact:
Synchronoss Technologies, Inc.
Media:
Stacie Hiras, 908-547-1260
Stacie.hiras@synchronoss.com

Investor:
Tim Dolan, 617-956-6727
investor@synchronoss.com